UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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Astea International, Inc.
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Astea International Inc.
240 Gibraltar Road
Horsham, Pennsylvania 19044

---------------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
MAY 5, 2006

To the Stockholders of Astea International Inc.:

The Annual Meeting of Stockholders of Astea International Inc., a Delaware corporation (the "Company"), will be held on Friday, May 5, 2006 at 10:00 a.m., local time, at the Company's headquarters at 240 Gibraltar Road, Horsham, Pennsylvania 19044, for the following purposes:

1. To elect four (4) directors to serve until the next Annual Meeting of Stockholders.

2. To approve the 2006 Stock Option Plan.

3. To ratify the selection of BDO Seidman LLP as independent auditors for the fiscal year ending December 31, 2006.

4. To transact such other business as may properly come before the meeting or any adjournments thereof. Only stockholders of record at the close of business on March 31, 2006, the record date fixed by the Board of Directors of the Company, are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

By Order of the Board of Directors of the Company

/s/ Zack B. Bergreen
Zack B. Bergreen
Chief Executive Officer
Horsham, Pennsylvania
April 3, 2006

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

Astea International Inc.
240 Gibraltar Road
Horsham, Pennsylvania 19044

PROXY STATEMENT

April 3, 2006

Proxies in the form enclosed with this proxy statement, which were first mailed to stockholders on or about April 3, 2006, are being solicited by the Board of Directors (the “Board of Directors”) of Astea International Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Friday, May 5, 2006, at 10:00 a.m. local time, at the Company's headquarters at 240 Gibraltar Road, Horsham, Pennsylvania 19044, or at any adjournments thereof (the "Annual Meeting").

Only stockholders of record at the close of business on March 31, 2006 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of that date, 3,585,185 shares of common stock, $.01 par value per share (the "Common Stock"), of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted in accordance with the instructions marked thereon. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised, by (1) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

Our Bylaws provide that at any meeting of stockholders, the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy constitute a quorum for the transaction of business. The election of directors will be decided by a plurality of the votes of the shares cast, in person or by proxy, at the Annual Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner. On all other matters being submitted to stockholders, affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required for approval. An abstention with respect to any such proposal will have the same effect as a vote against such proposal. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal as to which authority was withheld. Consequently, broker non-votes will have the effect of reducing the number of affirmative votes required to approve the proposal (but not the percentage), because they reduce the number of shares present at the meeting from which a majority is calculated.

The persons named as proxies and attorneys-in-fact are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. In addition to the election of directors, the stockholders will consider and vote upon a proposal to approve the 2006 Stock Option Plan and consider and vote upon a proposal to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications, and will be voted FOR the proposal if no specification is indicated.

The Board of Directors knows of no other matters to be presented at the Annual Meeting other than as set forth in this proxy statement. If any other matter should be presented at the Annual Meeting (or any adjournments thereof) upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies and attorneys-in-fact in the proxies, to the extent permitted by applicable law.

An Annual Report to Stockholders containing financial statements for the fiscal year ended December 31, 2005, is being mailed together with this proxy statement to all stockholders entitled to vote.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

In accordance with the Company's By-Laws, the Board of Directors currently consists of four (4) members - Zack B. Bergreen, Adrian Peters, Thomas J. Reilly, Jr. and Eric Siegel. Messrs. Peters, Reilly and Siegel are independent directors. The terms of the current directors will expire at the Annual Meeting. All directors will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal.

The Board of Directors has nominated and recommended Zack B. Bergreen, Adrian Peters, Thomas J. Reilly, Jr. and Eric Siegel to be elected to hold office until the 2007 Annual Meeting of Stockholders. The Board of Directors knows of no reason why the director nominees should be unable or unwilling to serve, but if any director nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such director nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the director nominees named below.

THE BOARD RECOMMENDS A VOTE "FOR" THE DIRECTOR NOMINEES LISTED BELOW.

The following table sets forth the nominees for election as directors at the Annual Meeting and the year each such nominee was first elected as a director; the positions currently held by the nominee with the Company, if applicable; and the year the nominee's term will expire:

Nominee's Name and Year Nominee First Became a Director	Age	Position(s) with the Company	Year Current Term Will Expire

Zack B. Bergreen (1979)	60	Chairman of the Board and Chief Executive Officer	2006

Adrian Peters (2000)	56	Director	2006

Thomas J. Reilly, Jr. (2003)	66	Director	2006

Eric Siegel (2002)	49	Director	2006

EXECUTIVE OFFICERS

The following table sets forth the executive officers of the Company, their ages, and the positions currently held by each such person with the Company:

Name	Age	Position
Zack B. Bergreen	60	Chairman of the Board and Chief Executive Officer

John Tobin	40	President

Fredric (“Rick”) Etskovitz	51	Chief Financial Officer and Treasurer

Zack B. Bergreen, 60, founded the Company in November 1979. He holds the positions of Chairman and Chief Executive Officer. Mr. Bergreen received a Bachelor of Science and a Master of Science degree in Electrical Engineering from the University of Maryland.

Adrian Peters, 56, joined the Company's Board of Directors in June 2000 and is also a member of both the Audit and Compensation Committees. He is the President and founder of Tellstone, a management consulting firm that specializes in advising middle market companies, covering various industries, including high-tech firms. From 1986 through 1995, he held positions as President and CEO of various companies, within Siemens AG, a large maker of telecommunications and industrial and other equipment. Prior to that, he held senior positions at Federale, an investment firm, Arthur Andersen and IBM. Mr. Peters studied science and engineering at the University of Stellenbosch in South Africa as well as management at the Harvard Business School.

Thomas J. Reilly, Jr., 66, joined Astea’s Board in September 2003. He serves as Chairman of the Audit Committee and is a member of the Compensation Committee. He also serves as a Director of inTEST Corporation (NASDAQ: INTT), a manufacturer of semiconductor equipment and a Trustee of Taberna Realty Finance Trust, a financing REIT. A thirty-one year veteran of Arthur Andersen, he brings extensive experience auditing both public and private corporations in the manufacturing, professional services, construction and distribution industries to the Company. He was partner in charge of the Philadelphia Audit Division of Arthur Andersen for seven years and participated in Quality Control reviews of several U.S. and International offices before retiring in 1996.

Eric Siegel, 49, joined Astea’s Board in September 2002 and is a member of both the Audit and Compensation Committees. In 1983, he founded Siegel Management Company, a strategy consulting and investment banking advisory firm with a diverse client base, principally middle market firms. His expertise and experience has been utilized by growth companies, public market and acquisition candidates, industry consolidators and turnarounds. Mr. Siegel serves on the board of B&W Tek, a private equity backed manufacturer of analytical, diagnostic and medical instrumentation. Additionally, he serves on the Board of NCO Group (NASDAQ: NCOG), a provider of outsourced accounts receivable management and collection services, and PSCInfoGroup, a private equity backed information management company. An established author, he has been a lecturer in management at the Wharton School for over twenty years. Mr. Siegel is a magna cum laude graduate of the University of Pennsylvania and received an MBA from the Wharton School with honors.

John Tobin, 40, joined the Company in June 2000 and serves as President, General Counsel, and Secretary. Mr. Tobin is responsible for general management of the Company, along with handling legal affairs of the Company and various corporate development and business development initiatives. Prior to joining Astea, John worked at the Philadelphia law firms Pepper Hamilton LLP and Wolf, Block, Schorr and Solis Cohen LLP, specializing in corporate transactions and intellectual property. Prior to returning to the Philadelphia area in 1998, he worked as a corporate and entertainment lawyer in Los Angeles, specializing in motion picture, television and music transactions and licensing, most recently with PolyGram Filmed Entertainment. Mr. Tobin received his Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania in 1987, and received his law degree from the University of Pennsylvania in 1992.

Rick Etskovitz, 51, joined Astea International in June 2000, when he was elected Chief Financial Officer and Treasurer. Mr. Etskovitz resigned from the Company in April 2004 and returned as CFO on January 4, 2005, during which time he was a partner in the Philadelphia accounting firm of Shechtman, Marks, Devor and Etskovitz. Responsible for the firm’s financial planning, investor relations, and executive guidance to help drive corporate performance, Rick brings to his position 25 years of experience in financial management and reporting. A certified public accountant, he previously served Astea for seven years as the engagement partner from an independent accounting firm. Before beginning his career in private practice, Rick was part of the financial management team at DuPont where he held responsibilities for Mergers and Acquisitions, Financial Planning, Corporate Accounting and Benefits. Rick received his Bachelor of Science from the Pennsylvania State University and his Masters of Business Administration from the Wharton Graduate School at the University of Pennsylvania.

The Board of Directors elects executive officers on an annual basis, who serve until their successors have been duly elected and qualified. There are no family relationships among any of our executive officers or directors. Directors are encouraged to attend the Annual Meeting, but are not required to do so. No directors attended the 2005 Annual Meeting.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The business and affairs of the Company are managed under the direction of its Board of Directors. The Board of Directors met seven times in person or by telephone during the fiscal year ended December 31, 2005. During their respective terms of service in fiscal 2005, each of the directors attended at least 75% of the meetings of the Board of Directors and of all committees on which each served. The Board of Directors has determined that each of its current directors, including all directors standing for re-election, except the Chief Executive Officer, has no material relationship with the Company and is an “independent director” within the meaning of the Marketplace Rules of The Nasdaq Stock Market director independence standards, as well as within the rules of the Securities and Exchange Commission (“SEC”). The Board of Directors has Audit, Nominating and Corporate Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors, and are non-employee directors. Currently, all three independent directors, Messrs. Peters, Reilly and Siegel, are members of each committee of the Board of Directors.

Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) operates under a written charter that has recently been revised. The new charter was adopted by the Board of Directors on May 12, 2004 and was included as an exhibit to the 2004 proxy statement. The composition of the Audit Committee, the attributes of its members and the responsibilities of the committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The committee reviews and assesses the adequacy of its charter on an annual basis. The Board of Directors has determined that Mr. Reilly, the Chairman, is an “audit committee financial expert” as defined in the SEC rules.

The Audit Committee oversees the accounting, financial reporting and audit processes; reviews the results and scope of audit and other services provided by the independent auditors; reviews the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and reviews our internal controls. The Audit Committee has the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company's independent auditor.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors in an executive session, without the presence of our management, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit services to be performed. The Audit Committee met five times during the fiscal year ended December 31, 2005.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) was formed on May 12, 2004. Upon formation, the Board of Directors adopted the Nominating and Corporate Governance Committee charter, which was included as an exhibit to the 2004 proxy statement. The Nominating and Corporate Governance Committee charter is not available on the Company’s website. Prior to such adoption, the functions of the Nominating and Corporate Governance Committee were performed by the entire Board of Directors.

The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; develops and recommends governance principles applicable to the Company; oversees the evaluation of the Board of Directors and management; and oversees and sets compensation for the Board of Directors.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria detailed below. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to our Corporate Secretary. In addition, procedures for stockholder direct nomination of directors are discussed in the section titled “Communicating with the Board of Directors”, and are discussed in detail in the Company’s By-Laws, which will be provided to you upon written request. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director, whether the nominee is recommended by a stockholder or another party.

The Nominating and Corporate Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of the Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with the Company’s longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

All nominees for election to the Board of Directors this year are incumbents, and have previously stood for election to the Board of Directors by the stockholders.

Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee”) was formally created on May 12, 2004. Prior to that, it was an ad hoc committee consisting of the independent members of the Board of Directors. The Compensation Committee oversees and makes recommendation to the Board of Directors regarding our compensation and benefits policies; and oversees, evaluates and approves compensation plans, policies and programs for our executive officers.

Communicating with the Board of Directors

Our policy is that stockholders may communicate with the Board of Directors by writing to the Company at Astea International Inc. Attention: Board of Directors, 240 Gibraltar Road, Horsham, Pennsylvania 19044. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct, which is applicable to all officers and employees of the Company, including the Chief Executive Officer and Chief Financial Officer. A copy of the Code of Conduct can be found on our website, www.astea.com. The Board of Directors has also adopted a Code of Ethics which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Controller. Copies of this are available upon request in writing to Astea International Inc. Attention: Chief Financial Officer, 240 Gibraltar Road, Horsham, Pennsylvania 19044.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of March 31, 2006: (i) the name of each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date; (ii) the name of each director of the Company; and (iii) the name of each current executive officer of the Company. The following table also sets forth as of March 31, 2006 the number of shares of Common Stock owned by each of such persons and the percentage of the outstanding shares represented thereby, and also sets forth such information for directors, nominees and executive officers as a group:

Name and Address Of Beneficial Owner +	Amount of Ownership(1)	Percent of Class(2)

Zack B. Bergreen(3)	1,358,000	38.3%

Adrian Peters (4)	17,500	*

Eric Siegel (5)	4,100	*

Thomas J. Reilly, Jr. (6)	5,000	*

John Tobin (7)	12,500	*

Rick Etskovitz (8)	15,500	*

FieldCentrix Inc (9)	421,106	11.9%
8 Hughes, Irvine, CA 92618

All current directors, nominees and executive officers as a group (6 persons)(3)-(8)	1,412,600	39.9%

+	Except as otherwise indicated, the address of each person named in the table is c/o Astea International, 240 Gibraltar Road, Horsham, Pennsylvania 19044.
•	Less than 1% of the outstanding shares of Common Stock.
(1)
Except as noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock owned, based upon information provided to the Company by directors, officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “Commission”) and includes voting and investment power with respect to shares of Common Stock subject to options currently exercisable or exercisable within 60 days after the Record Date (“presently exercisable stock options”).

(2)
Applicable percentage of ownership as of the Record Date is based upon 3,585,185 shares of Common Stock outstanding as of that date. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Presently exercisable stock options are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)
Includes 1,093,203 shares of Common Stock held by trusts of which Mr. Bergreen and his wife are the only trustees, 209,192 shares held by trusts with independent trustees, and 55,803 shares of Common Stock held by a family limited partnership of which Mr. Bergreen is the sole general partner.

(4)	Director. Represents options to purchase 17,500 shares, all of which are currently exercisable.
(5)	Director. Represents options to purchase 4,100 shares, all of which are currently exercisable.
(6)	Director. Represents 1,000 shares of common stock and also options to purchase 4,000 all of which are exercisable.
(7)	President. Represents options to purchase 12,500 shares, all of which are currently exercisable.
(8)	Chief Financial Officer. Represents 3,000 shares of common stock and also options to purchase 12,500 shares all of which are currently exercisable.
(9)	Represents shares issued per the terms of the FieldCentrix acquisition on September 21, 2005.

COMPENSATION AND OTHER INFORMATION
CONCERNING DIRECTORS AND OFFICERS

Executive Compensation Summary

The following table sets forth information concerning the compensation for services in all capacities to the Company for the fiscal years ended December 31, 2005, 2004, and 2003, of the following persons (i) each person who served as Chief Executive Officer during the year ended December 31, 2005, and (ii) four most highly compensated executive officers of the Company in office at December 31, 2005 (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE
	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (# of shares)	All Other Compensation ($)
Zack B. Bergreen	2005	$250,000	—	—	$742,504 (1)
Chairman of the Board and Chief	2004	210,000	—	—	—
Executive Officer	2003	210,000	—	—	—

John Tobin (2)	2005	198,714	—	20,000 (3)	94,276 (1)
President	2004	139,681	—		—
	2003	150,306	—	10,000 (3)	—

Rick Etskovitz (4)	2005	184,423	—	20,000 (3)	87,250 (1)
Chief Financial Officer	2004	54,338	—		—
	2003	129,525	—	10,000 (3)	—

Mark Kent (5)	2005	172,080	$127,389	10,000 (3)	50,753 (1)
Managing Director, Europe	2004	181,861	105,963	20,000 (3)

Paul Buzby (6)	2005	111,000	22,000		25,900 (1)
Managing Director, Asia/Pacific	2004	111,000			8,681 (1)
	2003	30,850	11,150	10,000 (3)

(1)	Represents earnings associated with exercise of options.
(2)	John Tobin was promoted to President on September 21, 2005.
(3)	Represents options to purchase shares of Common Stock, which were awarded based on merit.
(4)	Rehired as employee in January 2005.
(5)	Mark Kent joined Astea in January of 2004.
(6)	Paul Buzby joined Astea in September of 2003.

Option Grants in Last Fiscal Year

The following table sets forth each grant of stock options made during the year ended December 31, 2005 to each of the Named Executive Officers. Options to purchase shares will vest in equal installments on each of the first four anniversaries of the grant date:

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/Share)(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms(2) 5%($) 10%($)

Rick Etskovitz	10,000	7%	$7.28	3/21/15	$118,584	$188,284
Rick Etskovitz	10,000	7%	8.05	9/21/15	131,126	208,796
John Tobin	10,000	7%	7.28	3/21/15	118,584	188,824
John Tobin	10,000	7%	8.05	9/21/15	131,126	208,796
Mark Kent	10,000	7%	7.28	3/21/15	118,584	188,824

(1)	The exercise price per share of each option was fixed by the Board of Directors.
(2)
Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the market value of the Company’s Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company’s Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individual.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth, for each of the Named Executive Officers, information with respect to the exercise of stock options during the year ended December 31, 2005 and the year-end value of unexercised options:

Name	Shares Acquired on Exercise(#)	Value Realized($)	Numbers of Unexercised Options at Year End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Year End Exercisable/Unexercisable

Zack B. Bergreen	80,000	$742,504	—	—

Rick Etskovitz	10,000	87,250	12,500/27,500	$127,050/$208,550

John Tobin	10,000	94,276	12,500/27,500	$115,250/$208,550

Mark Kent	5,000	50,752	0/25,000	$0.0/$234,950

Paul Buzby	2,500	8,837	0/5,000	$0.0/$54,150

Employment Agreements and Severance Arrangements with Executive Officers

The Company has not entered into any employment agreements, termination of employment or change-in-control arrangements with any of its current Named Executive Officers.

Compensation Committee Interlocks and Insider Participation

Messrs. Peters, Reilly and Siegel served as members of the Compensation Committee during the fiscal year ended December 31, 2005. No executive officer of the Company served as a member of the Board of Directors, Compensation Committee, or other committee performing equivalent functions, of another entity one of whose executive officers served as a director of the Company. Other than Mr. Bergreen, no person who served as a member of the Board of Directors was, during the fiscal year ended December 31, 2005, simultaneously an officer, employee or consultant of the Company or any of its subsidiaries. Mr. Bergreen did not participate in any Company determination of his own personal compensation matters.

Report on Executive Compensation

This report is submitted by the Compensation Committee. The Compensation Committee is responsible for developing the compensation programs that relate to the Company’s executive officers, senior management and other key employees and for establishing the specific short- and long-term compensation elements thereunder. The Compensation Committee also oversees the general compensation structure for all of the Company’s employees. In addition, the Compensation Committee currently administers the Company’s 1997 Stock Option Plan, 1998 Stock Option Plan and 2001 Stock Option Plan.

The principal objective of the Company’s executive compensation program is to enhance the Company’s short-term and long-term financial results for the benefit of the Company’s stockholders. To achieve this objective, the Company’s executive compensation program is designed to provide levels of compensation that assist the Company in attracting, motivating and retaining qualified executive officers and aligning their financial interests with those of the Company’s stockholders by providing a competitive compensation package based on corporate and individual performance. In addition, the Company performs periodic reviews of its executive compensation program to confirm the competitiveness of its overall executive compensation package as compared with companies that compete with the Company for prospective employees possessing skills necessary for developing, manufacturing and marketing successful high technology products and associated services.

Compensation under the Company’s executive compensation program consists of three principal elements: (i) cash compensation in the form of base salary, (ii) annual incentive compensation in the form of cash bonuses, and (iii) long-term incentive awards in the form of stock option grants. In addition, the compensation program is comprised of various benefits, including medical and insurance plans and a 401(k) profit sharing plan with matching Company contributions, which are available to all employees of the Company.

Base Salary. Compensation levels for each of the Company’s executive officers, including the Chief Executive Officer, are generally set within the range of salaries that the committee believes are paid to executive officers with comparable qualifications, experience and responsibilities at similar companies. In setting compensation levels, the committee seeks to align total executive compensation levels with corporate performance. Accordingly, base salary levels are set at what the committee believes are at the low-end of base salaries paid to executive officers with comparable qualifications, experience and responsibilities at similar companies, while endeavoring to provide relatively higher incentive award opportunities. In addition, the committee generally takes into account such factors as (i) the Company’s past financial performance and future expectations, (ii) business unit performance and future expectations, (iii) individual performance and experience and (iv) past salary levels. The committee does not assign relative weights or rankings to these factors, but instead makes an informed, but ultimately subjective, determination based upon the consideration of all of these factors as well as the progress made with respect to the Company’s long-term goals and strategies. Generally, salary decisions for the Company’s executive officers other than the Chief Executive Officer are made by the Compensation Committee near the beginning of each calendar year based on recommendations of the Chief Executive Officer.

Fiscal 2005 base salaries were determined after considering the base salary level of the executive officers in prior years, and taking into account for each executive officer the amount of base salary as a component of total compensation. Base salary, while reviewed annually, is only adjusted as deemed necessary by the Compensation Committee in determining total compensation to each executive officer. A significant factor in setting base salary levels for each of the Company’s executive officers, other than the Chief Executive Officer, were evaluations and recommendations made by the Chief Executive Officer. The Compensation Committee believes that fiscal 2005 base salary levels for each of the Named Executive Officers named in the Summary Compensation Table were slightly below the median salary levels for comparable positions at comparable companies.

Incentive Compensation. Each executive officer is eligible to receive a cash bonus at the end of the fiscal year based in part on attainment of certain earnings targets and partly at the discretion of the Compensation Committee. Additional bonuses may be awarded during the fiscal year to reward an executive officer for superior individual or business-unit performance. In 2005, no cash bonuses were awarded based on Company performance.

Stock Options. Stock options are the principal vehicle used by the Company for the payment of long-term compensation, to provide a stock-based incentive to improve the Company’s financial performance, and to assist in the recruitment, motivation and retention of key professional and managerial personnel. Long-term incentive compensation in the form of stock options enables officers to share in the appreciation of the value of the Common Stock. The Compensation Committee believes that such long-term stock option participation more closely aligns the interests of the executive officers with those of the stockholders by encouraging executive officers to enhance the value of the Company. In addition, the Compensation Committee believes that equity ownership by executive officers helps to balance the short-term focus of annual incentive compensation with a longer-term view.

The Company’s stock option plans have been administered by the Board of Directors since January 1997 and by the Compensation Committee since its creation in May 2004. The Compensation Committee periodically grants new options to provide continuing incentives for future performance. When establishing stock option grant levels, the Compensation Committee considers existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and the current price of the Common Stock. For additional information regarding the grant of options, see the table under the heading “Option Grants in Last Fiscal Year.”

Other Benefits. The Company also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers a 401(k) profit sharing plan, which permits employees to invest in a variety of funds on a pre-tax basis and includes partial matching Company contributions. The Company also maintains insurance and other benefit plans for its employees.

Compensation of Chief Executive Officer. In 2005, Mr. Bergreen received an annual base salary of $250,000. In the event that the Company improves its financial performance, his base salary may be increased, and bonuses may potentially be awarded. The Compensation Committee deemed Mr. Bergreen’s compensation appropriate based on an assessment of salaries believed by the Compensation Committee to be paid to chief executive officers at comparable companies, and an assessment of Mr. Bergreen’s qualifications, performance and expected contributions to the Company’s future growth.

Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the tax deduction to $1 million for compensation paid to any of the executive officers, unless certain requirements are met. The Compensation Committee has considered these requirements and the related regulations. It is the present intent of the committee that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation shall be deductible for federal income tax purposes.

Respectfully submitted by the following members of the Compensation Committee:

Adrian Peters
Thomas J. Reilly, Jr.
Eric Siegel

Compensation of Directors

Each director who is not employed by the Company receives a $5,000 annual retainer and a fee of $1,500 for attendance at each regular and special meeting of the Board of Directors, and is also reimbursed for his reasonable out-of-pocket expenses incurred in attending meetings. Non-employee directors may elect to receive, in lieu of the foregoing cash compensation, unrestricted shares of Common Stock. Shares of Common Stock in lieu of cash compensation are acquired at the fair market value of the Common Stock on the last day of the calendar quarter during which the cash compensation was earned and foregone. Directors who are employees are not compensated for their service on the Board of Directors or any committee thereof.

In 2005, in addition to the above compensation, each Audit Committee member received a $5,000 supplement, and the Audit Committee Chairman received an additional $5,000 supplement. Each director also received an annual option grant of 3,000 shares. This additional compensation was instituted due to the increased workload on the directors.

REPORT OF THE AUDIT COMMITTEE

For fiscal 2005, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditor, management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The Company’s independent auditor also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent auditor that firm’s independence.

Following the Audit Committee’s discussions with management and the independent auditor, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by BDO Seidman, LLP for the audit of the Company’s consolidated financial statements for the years ended December 31, 2005 and 2004, and fees billed for other services rendered by BDO Seidman, LLP during those periods:

	2005	2004
Audit Fees (1)	$187,500	$160,071
Audit-Related Fees (2)	9,000	9,000
Tax Fees (3)	85,000	73,219
All Other Fees (4)	-	-
Total (5)	$281,500	$242,290

(1)
Audit fees consist of fees for professional services performed by BDO Seidman, LLP for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consist of fees for assurance and related services performed by BDO Seidman, LLP. This includes employee benefit plan audit and consulting on financial accounting and reporting standards.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning.
(4)	All other fees include fees for services not included in the other three categories.
(5)	The Audit Committee pre-approved 100% of the fees for 2005.

The Audit Committee has considered the non-audit services rendered to the Company by BDO Seidman LLP and believes the rendering of those services is not incompatible with BDO Seidman LLP maintaining its independence. The Audit Committee has established a policy governing our use of BDO Seidman LLP for non-audit services. Under the policy, management may use BDO Seidman LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. In fiscal 2005, all fees identified above under the captions “Audit-Related Fees”, “Tax Fees” and “All Other Fees” that were billed by BDO Seidman LLP were approved by the Audit Committee.

Audit Committee:

Thomas J. Reilly, Jr., Chairman
Adrian Peters
Eric Siegel

STOCK PERFORMANCE GRAPH

The following graph compares the percentage change in the cumulative total stockholder return on the Common Stock during the period from December 31, 2000 through December 31, 2005, with the cumulative total return on (i) an SIC Index that includes all organizations in the Company's Standard Industrial Classification (SIC) Code 7372-Prepackaged Software and (ii) the Nasdaq Market Index. The comparison assumes that $100 was invested on December 31, 2000 in the Common Stock at the initial public offering price and in each of the foregoing indices, and assumes reinvestment of dividends, if any.

PROPOSAL 2

APPROVAL OF ASTEA INTERNATIONAL INC. 2006 STOCK OPTION PLAN

The Board of Directors has approved the Astea International Inc. 2006 Stock Option Plan (the “2006 Plan”) and submitted the 2006 Plan for stockholder approval at the Annual Meeting. Because only approximately 106,458 shares of Common Stock are available for issuance to employees under existing stock option plans, the Board of Directors believes that the 2006 Plan is necessary in order to fulfill the Company’s needs of attracting new managerial and technical talent and retaining existing talent.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2006 PLAN.

Existing Stock Plans

Excluding the 2006 Plan, the Company currently has three stock ownership plans which are still active: the 1997 Stock Option Plan (the “1997 Plan”), the 1998 Stock Option Plan (the “1998 Plan”), and the 2001 Stock Option Plan (the “2001 Plan”). The 1997 Plan, the 1998 Plan, and the 2001 Plan (collectively the “Plans”) provide for the grant of incentive stock options to officers and other employees and the grant of non-qualified stock options, stock awards and authorization to make purchases of Common Stock to employees, consultants, directors and officers of the Company. As of March 31, 2006, options to purchase a total of approximately 189,839 shares of Common Stock were outstanding under the Plans, of which approximately 41,416 shares were then exercisable. In addition, from earlier expired stock option plans that have outstanding grants, there are approximately 68,150 options to purchase outstanding, 26,875 of which are currently exercisable.

The Astea International Inc. 2006 Stock Option Plan

Plan Description. The 2006 Plan was adopted by the Board of Directors of the Company on March 28, 2006 and has been submitted to the Company’s stockholders for approval at the Annual Meeting. The 2006 Plan is attached as Exhibit A hereto.

The 2006 Plan provides for the grant of incentive stock options to officers and other employees and the grant of non-qualified stock options, stock awards and authorization to make purchases of Common Stock to employees, consultants, directors and officers of the Company. The 2006 Plan is intended to provide incentives to the officers and other employees of the Company by providing them with opportunities to purchase stock in the Company pursuant to options granted thereunder which qualify as “incentive stock options” (“ISO” or “ISOs”) under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”); to directors, officers, employees and consultants of the Company by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs (“Non-Qualified Option” or “Non-Qualified Options”); to directors, officers, employees and consultants of the Company by providing them with awards of stock in the Company; and to directors, officers, employees and consultants of the Company by providing them with opportunities to make direct purchases of stock in the Company. Both ISOs and Non-Qualified Options are referred to hereafter individually as an “Option” and collectively as “Options.”

The 2006 Plan will be administered by the Board of Directors or, if one exists at the time, the Compensation Committee of the Board of Directors (the “Committee”). Subject to the provisions of the 2006 Plan, the Board or the Committee has the authority to determine the terms of such Options, including (i) the number of shares subject to each Option, (ii) the exercise price of the Options, (iii) the duration of the Options, (iv) the times when the Options become exercisable and (v) the time, manner and form of payment upon the exercise of an Option.

The 2006 Plan currently authorizes the issuance of a maximum of 350,000 shares of Common Stock of the Company. Any shares subject to an Option which expires or terminates may again be available for grant under the 2006 Plan. As of the Record Date, approximately 195 employees were eligible for awards under the 2006 Plan.

Options may be granted under the 2006 Plan at any time prior to May 5, 2016. The exercise price per share of ISOs granted under the 2006 Plan cannot be less than the fair market value of the Common Stock on the date of grant (or, in the case of ISOs granted to employees holding more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value per share of the Common Stock on the date of the grant). No eligible employee may be granted ISOs that become exercisable for the first time by such employee during any calendar year which would entitle the employee to purchase more than $100,000 in fair market value (determined at the time the ISOs were granted) of Common Stock in that year. Any Options granted to an employee in excess of that amount will be granted as Non-Qualified Options. The exercise price per share of all Non-Qualified Options cannot be less than the minimum legal consideration required under the laws of any jurisdiction in which the Company or its successors in interest may be organized.

The 2006 Plan provides that each Option shall expire on the date specified in the option agreement, but not more than (i) ten years and one day from its date of grant with respect to Non-Qualified Options, (ii) ten years from its date of grant with respect to ISOs generally, and (iii) five years in the case of ISOs granted to an employee holding more than 10% of the voting stock of the Company.

Options granted under the 2006 Plan shall not be exercisable until they become vested. Options typically vest over a four-year period. An Option is exercisable in whole or in part by giving written notice to the Company, stating the number of shares with respect to which the Option is being exercised, and making payment in full for such shares. An Option is not transferable by the optionholder except (a) to members of the optionholder’s immediate family, (b) by will or by the laws of descent and distribution or (c) in the case of Non-Qualified Options only, pursuant to a valid domestic relations order. Generally, ISOs may not be exercised more than 90 days following termination of employment. However, in the event that termination is due to death or permanent disability, the ISO is exercisable for a maximum of 180 days after such termination.

As of the Record Date, no options to purchase shares of Common Stock were outstanding under the 2006 Plan.

On the Record Date, the fair market value of the Company's Common Stock was $11.73, the last reported sale price of the Company's Common Stock quoted on the Nasdaq Capital Market on such date.

Federal Income Tax Consequences

The following discussion of United States federal income tax consequences of the issuance and exercise of options granted under the 2006 Plan, and awards and purchases granted under such plan is based upon the provisions of the Code as in effect on the date of this Proxy Statement, current regulations, and existing administrative rulings of the Internal Revenue Service. It is not intended to be a complete discussion of all of the federal income tax consequences of the 2006 Plan or of the requirements that must be met in order to qualify for the described tax treatment.

A. Incentive Stock Options. The following general rules are applicable under current United States federal income tax law to ISOs granted under the 2006 Plan:

1. In general, no taxable income results to the optionholder upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no federal income tax deduction is allowed to the Company upon either the grant or exercise of an ISO.

2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the ISO was granted or (ii) one year following the date the shares are issued to the optionholder pursuant to the ISO exercise (the “Holding Periods”), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionholder.

3. If shares acquired upon exercise of an ISO are disposed of on or before the expiration of one or both of the requisite Holding Periods (a “Disqualifying Disposition”), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be treated as compensation to the optionholder and will be taxed as ordinary income in the year of such disposition.

4. In any year that an optionholder recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding deduction for federal income tax purposes.

5. Any excess of the amount realized by the optionholder as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.

6. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionholder's holding period for the shares exceeds one year.

7. An optionholder may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionholder's ISO agreement so provides. If an optionholder exercises an ISO in such fashion, special rules will apply.

8. In addition to the tax consequences described above, the exercise of ISOs may result in a further “minimum tax” under the Code. The Code provides that an “alternative minimum tax” (at a maximum rate of 28%) will be applied against a taxable base which is equal to “alternative minimum taxable income,” reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionholder's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

9. Special rules apply if the Common Stock acquired through the exercise of an ISO is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to Directors, officers or 10% stockholders.

B. Non-Qualified Stock Options. The following general rules are applicable under current federal income tax law to options that do not qualify as incentive stock options under the 2006 Plan (individually, a “NQSO,” and collectively, “NQSOs”):

1. The optionholder generally does not recognize any taxable income upon the grant of a NQSO, and the Company is not allowed a federal income tax deduction by reason of such grant.

2. The optionholder generally will recognize ordinary compensation income at the time of exercise of the NQSO in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

3. When the optionholder sells the shares acquired through the exercise of a NQSO, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionholder as compensation income). If the optionholder's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

4. The Company generally should be entitled to a federal income tax deduction when compensation income is recognized by the optionholder.

5. An optionholder may be entitled to exercise a NQSO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionholder exercises a NQSO in such fashion, special rules will apply.

6. Special rules apply if the Common Stock acquired through the exercise of a NQSO is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to Directors, officers or 10% stockholders.

C. Stock Awards and Purchases. The following general rules are applicable under current federal income tax law to Awards and Purchases under the 2006 Plan:

Under current federal income tax law, persons receiving Common Stock under the 2006 Plan pursuant to an award of Common Stock or a grant of an opportunity to purchase Common Stock generally recognize ordinary compensation income equal to the fair market value of the shares received, reduced by any purchase price paid. The Company generally should be entitled to a corresponding federal income tax deduction. When such stock is sold, the seller generally will recognize capital gain or loss. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to Directors, officers or 10% stockholders.

Plan Benefits

The benefits and amounts that may be received in the future by persons eligible to participate in the 2006 Plan are not currently determinable.

EQUITY COMPENSATION PLAN

The following table provides information as of December 31, 2005 regarding shares of our common stock that may be issued under our equity compensation plan:

Plan category	Number of Securities to be issued upon exercise of outstanding options, warrents and rights	Weighted-average exercise price of outstanding options, warrents and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	309,664	$7.04	55,208

Equity compensation plans not approved by security holders	-	-	-

Total	309,664	$7.04	55,208

PROPOSAL 3

RATIFICATION AND SELECTION OF AUDITORS

The Audit Committee has selected the firm of BDO Seidman LLP, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 2006. It is expected that a member of BDO Seidman LLP will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Before making its selection, the Audit Committee carefully considered that firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee is satisfied with BDO Seidman LLP in all these respects.

The submission of the selection of BDO Seidman LLP to the stockholders is not required by law or the Company’s By-Laws. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the Audit Committee’s selection, the Audit Committee will consider the selection of another independent public accountant.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS SELECTION.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and holders of more than 10% of the Common Stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Such persons are required by regulations of the SEC to furnish to the Company copies of all such filings. Based on the Company’s review of the copies of such filings received by the Company with respect to the fiscal year ended December 31, 2005, and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2005.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received by the Company's Secretary not later than December 2, 2006. Any such proposal must comply with the rules and regulations of the SEC. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt requested to Astea International Inc., 240 Gibraltar Road, Horsham, Pennsylvania 19044, Attention: Secretary. In addition, the execution of a proxy solicited by the Company in connection with the 2007 Annual Meeting of Stockholders shall confer on the designated proxy holder discretionary voting authority to vote on any stockholder proposal which is not included in the Company's proxy materials for such meeting and for which the Company has not received notice before December 2, 2006.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. The Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs.

THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005. REQUESTS SHOULD BE DIRECTED TO CHIEF FINANCIAL OFFICER, ASTEA INTERNATIONAL, 240 GIBRALTAR ROAD, HORSHAM, PENNSYLVANIA 19044.

                                        By Order of the Board of Directors

                                        /s/ Zack B. Bergreen
                                        Zack B. Bergreen
                                        Chief Executive Officer

Horsham, Pennsylvania
April 3, 2006

Exhibit A

ASTEA INTERNATIONAL INC.

2006 STOCK OPTION PLAN

1. Purpose. This 2006 Stock Option Plan (the "Plan") is intended to provide incentives: (a) to the officers and other employees of Astea International Inc. (the "Company"), its parent (if any) and any present or future subsidiaries of the Company (collectively, "Related Corporations") by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as "incentive stock options" ("ISO" or "ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); (b) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"); (c) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with awards of stock in the Company ("Awards"); and (d) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to make direct purchases of stock in the Company ("Purchases"). Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." Options, Awards and authorizations to make Purchases are referred to hereafter collectively as "Stock Rights." A Person to whom Stock Rights are granted under the Plan is referred to hereafter as a "Grantee. " As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation", respectively, as those terms are defined in Section 424 of the Code.

2. Administration of the Plan.

A. Board or Committee Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board") or, subject to paragraph 2(D) (relating to compliance with Section 162(m) of the Code), by a committee appointed by the Board (the "Committee"). If the Company has a class of securities required to be registered under Section 12 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") any Committee appointed by the Board shall consist of no less than two members of the Board, and each member of the Committee shall qualify as a "Non-Employee Director" as defined in Rule 16b-3(b)(3)(i) promulgated under the Exchange Act (or any successor provision). Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no Committee has been appointed. Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under paragraph 3 to receive ISOs) to whom ISOs may be granted, and to determine (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and Awards and to make Purchases) to whom Non-Qualified Options, Awards and authorizations to make Purchases may be granted; (ii) determine the time or times at which Options or Awards may be granted or Purchases made; (iii) determine the exercise price per share subject to each Option, which price shall not be less than the minimum price specified in paragraph 6, and the purchase price of shares subject to each Purchase; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) extend the period during which outstanding Options may be exercised; (vii) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any, and (viii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final and binding upon all parties. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it. Members of the Committee will serve for such period of time as the Board may determine. From time to time the Board may increase the size of the Committee and appoint additional members thereto, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

B. Committee Action. The Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

C. Grant of Stock Rights to Board Members. Stock Rights may be granted to members of the Board. All grants of Stock Rights to members of the Board shall in all other respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Members of the Board who either (i) are eligible for Stock Rights pursuant to the Plan or (ii) have been granted Stock Rights may vote on any matters affecting the administration of the Plan or the grant of any Stock Rights pursuant to the Plan, except that no such member shall act upon the granting to himself of Stock Rights, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting to him of Stock Rights.

D. Performance-Based Compensation. The Board, in its discretion, may take such action as may be necessary to ensure that Stock Rights granted under the Plan qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and applicable regulations promulgated thereunder ("Performance-Based Compensation"). Such action may include, in the Board’s discretion, some or all of the following (i) if the Board determines that Stock Rights granted under the Plan generally shall constitute Performance-Based Compensation, the Plan shall be administered, to the extent required for such Stock Rights to constitute Performance-Based Compensation, by a Committee consisting solely of two or more "outside directors" (as defined in applicable regulations promulgated under Section 162(m) of the Code), (ii) if any Non-Qualified Options with an exercise price less than the fair market value per share of Common Stock are granted under the Plan and the Board determines that such Options should constitute Performance-Based Compensation, such options shall be made exercisable only upon the attainment of a pre-established, objective performance goal established by the Committee, and such grant shall be submitted for, and shall be contingent upon shareholder approval and (iii) Stock Rights granted under the Plan may be subject to such other terms and conditions as are necessary for compensation recognized in connection with the exercise or disposition of such Stock Right or the disposition of Common Stock acquired pursuant to such Stock Right to constitute Performance-Based Compensation.

3. Eligible Employees and Others. ISOs may be granted only to employees of the Company or any Related Corporation. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any director (whether or not an employee), officer, employee or consultant of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant an ISO, a Non-Qualified Option, an Award or an authorization to make a Purchase. Granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify him from, participation in any other grant of Stock Rights.

4. Stock. The stock subject to Options, Awards and Purchases shall be authorized but unissued shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 350,000 shares, subject to adjustment as provided in paragraph 14. Those shares may be subject to Options, Awards, Purchases or any combination of Stock Rights. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the shares subject to such Options shall again be available for grants of Stock Rights under the Plan. The maximum number of shares that may be subject to Stock Rights granted to any one employee of the Company or any Related Corporation during a calendar year is 100,000.

5. Granting of Stock Rights. Assuming the Plan is approved by the stockholders of the Company Stock Rights may be granted under the Plan at any time on or after May 5, 2006 and prior to May 5, 2016. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant.

6. Minimum Option Price; ISO Limitations.

A. Price for Non-Qualified Options, Awards, and Purchases. Subject to paragraph 2(D) (relating to compliance with Section 162(m) of the Code), the exercise price per share specified in the agreement relating to each Non-Qualified Option granted and the purchase price per share of stock granted in any Award or authorized as a Purchase under the Plan may be less than the fair market value of the Common Stock of the Company on the date of grant; provided that in no event shall such exercise price or such purchase price be less than the minimum legal consideration required therefor under the laws of any jurisdiction in which the Company or its successors in interest may be organized.

B. Price for ISOs. The exercise price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.

C. $100,000 Annual Limitation on ISO Vesting. Each eligible employee may be granted ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, ISOs to purchase more than $100,000 of Common Stock (determined at the time the ISOs were granted) do not become exercisable for the first time by such employee during any calendar year. Any options granted to an employee in excess of such amount will be granted as Non-Qualified Options.

D. Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the date of grant or, if the prices or quotes discussed in this sentence are unavailable for such date, the last business day for which such prices or quotes are available prior to the date such Option is granted and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq Capital Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. However, if the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall be deemed to be the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

7. Option Duration. Subject to earlier termination as provided in paragraphs 10 and 11 or in the agreement relating to such Option, each Option shall expire on the date specified by the Committee, but not more than (i) ten years from the date of grant in the case of Options generally, and (ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, as determined under subparagraph 6(B). Subject to earlier termination as provided in paragraphs 10 and 11, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 17.

8. Exercise of Option. Subject to the provisions of paragraphs 10 through 13, each Option granted under the Plan shall be exercisable as follows:

A. Full Vesting or Partial Vesting. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify in the agreement relating to the Option.

B. Full Vesting of Installments. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee in the agreement relating to the Option or as otherwise provided in this Plan.

C. Partial Exercise. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

D. Acceleration of Vesting. The Committee shall have the right to accelerate the date of exercise of any installment of any Option; provided that the Committee shall not accelerate the exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to paragraph 17) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in paragraph 6(C).

9. Acquisitions. In anticipation of and contingent upon an Acquisition (as defined below), all outstanding Options shall become immediately vested and exercisable with respect to one-half of the shares subject to the Option that were not otherwise vested and exercisable as of the date of such Acquisition (the "Unvested Shares"). Unless otherwise provided in the agreement relating to a particular Option, the remaining

    Unvested Shares subject to any Option outstanding as of the date of the Acquisition will become vested and exercisable on the earliest to occur of (i) the date on which the Option would otherwise have become vested and exercisable with respect to the Unvested Shares, (ii) the first anniversary of the Acquisition, provided the Grantee holding the Option remains continuously employed or engaged by the Company or a Related Corporation (or the successor of either) through that anniversary, and (iii) the date, within the twelve (12) month period following the Acquisition, on which the Grantee’s employment or other service is terminated without Cause by the Company or a Related Corporation (or the successor of either); provided that in no event shall the offer to a Grantee of a new position within the Company or a Related Corporation (or the successor of either) be considered a termination of employment or other service by the Company or a Related Corporation (or the successor of either) for purposes of this paragraph 9 so long as the offered position is substantially similar to the position held by the Grantee immediately prior to the Acquisition as determined by the Board of Directors in its sole discretion.

            Notwithstanding anything to the contrary set forth in the Plan, upon or in anticipation of any Acquisition, the Board may, in its sole and absolute discretion and without the need for the consent of any Grantee, take one or more of the following actions contingent upon the occurrence of that Acquisition: (i) cause any or all outstanding Options held by Grantees affected by the Acquisition to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding grants of Awards or authorizations of Purchases to Grantees affected by the Acquisition to become non-forfeitable, in whole or in part; (iii) redeem any share held by a Grantee acquired through an Award or Purchase, which is affected by the Acquisition, for cash and/or other substitute consideration with a value equal to the fair market value of a share of Common Stock on the date of the Acquisition; or (iv) cancel any Option held by a Grantee affected by the Acquisition in exchange for cash and/or other substitute consideration with a value equal to (A) the number of shares subject to that Option, multiplied by (B) the amount, if any, by which the fair market value per share on the date of the Acquisition exceeds the exercise price of that Option; provided, that if the fair market value per share on the date of the Acquisition does not exceed the exercise price of any such Option, the Board may cancel that Option without any payment of consideration therefor.

For purposes of the Plan, an "Acquisition" shall mean any merger, consolidation, sale of all (or substantially all) of the assets of the Company, or other business combination involving the sale or transfer of all (or substantially all) of the capital stock or assets of the Company, in which the Company is not the surviving entity, or, if it is the surviving entity, does not survive as an operating going concern in substantially the same line of business; provided, however, that the term "Acquisition" shall not include any reincorporation of the Company in a different state pursuant to a migratory merger.

10.  Termination. Unless otherwise provided by the Committee in the agreement relating to an Option, if a Grantee ceases to be employed, or engaged as a consultant or director, by the Company and all Related Corporations other than by reason of death or disability as defined in paragraph 11, no further installments of his Options shall become exercisable, and his Options shall terminate on the earlier of (a) three months after the date of termination of his employment or engagement, or (b) their specified expiration dates. Employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed ninety (90) days or, if longer, any period during which such Grantee's right to reemployment is guaranteed by statute or by contract. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under the Plan. Options granted under the Plan shall not be affected by any change of employment (or, except with respect to ISOs, engagement) within or among the Company and Related Corporations, so long as the Grantee continues to be an employee, director or consultant of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any Grantee of any Stock Right the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

11. Death; Disability.

A. Death. Unless otherwise provided by the Committee in the agreement relating to an Option, if a Grantee ceases to be employed, or engaged as a consultant or director, by the Company and all Related Corporations by reason of his or her death, any Option owned by such Grantee may be exercised, to the extent of the number of shares with respect to which he or she could have exercised it on the date of his or her death, by the estate, personal representative or beneficiary who has acquired the Option by will or by the laws of descent and distribution, at any time prior to the earlier of (i) the specified expiration date of the Option or (ii) 180 days from the date of the Grantee's death. Unless otherwise provided in the agreement relating to an Option, the Option shall terminate upon the Grantee’s death to the extent the Option was not exercisable at the time of death.

B. Disability. Unless otherwise provided by the Committee in the agreement relating to an Option, if a Grantee ceases to be employed or engaged as a consultant or director by the Company and all Related Corporations by reason of his or her disability, such Grantee, or his personal representative if applicable, shall have the right to exercise any Option held by him or her on the date of termination of employment or other service, to the extent of the number of shares with respect to which he or she could have exercised it on that date, until the earlier of (i) the specified expiration date of the Option or (ii) 180 days from the date of the termination of the Grantee's employment or other service. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or successor statute. Unless otherwise provided in the agreement relating to an Option, the Option shall terminate upon the termination of the Grantee’s employment or other service by reason of disability to the extent the Option was not exercisable at the time of such termination.

12. Assignability. Except to the extent permitted by Rule 16b-3, no Non-Qualified Option shall be assignable or transferable by the Grantee except (a) subject to procedures adopted by the Committee, to members of Grantee’s immediate family or (b) by will or by the laws of descent and distribution or (c) pursuant to a valid domestic relations order. No ISO shall be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of the Grantee each Option shall be exercisable only by him, or by his personal representative as provided in subparagraph 11(B).

13. Terms and Conditions of Options. Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 12 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. In granting any Non-Qualified Option, the Committee may specify that such Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

14. Adjustments. Upon the occurrence of any of the following events, a Grantee's rights with respect to Options granted to him hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the Grantee and the Company relating to such Option:

A. Stock Dividends and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

B. Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company (other than a transaction described in paragraph 9 above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Grantee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he would have received upon such recapitalization or reogranization if he had exercised his Option prior to such recapitalization or reorganization.

C. Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs A or B above with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs or would cause adverse tax consequences to the holders, it may refrain from making such adjustments.

D. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

E. Issuances of Securities. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

F. Fractional Shares. No fractional shares shall be issued under the Plan and the Grantee shall receive from the Company cash in lieu of such fractional shares.

G. Adjustments. Upon the happening of any of the foregoing events described in subparagraphs A or B above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 14 and, subject to paragraph 2, its determination shall be conclusive.

H. Restrictions. If any person or entity owning restricted Common Stock obtained by exercise of a Stock Right made hereunder receives shares or securities or cash in connection with a corporate transaction described in subparagraphs A or B above as a result of owning such restricted Common Stock, such shares or securities or cash shall be subject to all of the conditions and restrictions applicable to the restricted Common Stock with respect to which such shares or securities or cash were issued, unless otherwise determined by the Committee or the Successor Board.

15. Means of Exercising Stock Rights. A Stock Right (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address. Such notice shall identify the Stock Right being exercised and specify the number of shares as to which such Stock Right is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, or (b) at the discretion of , and subject to procedures or restrictions imposed by, the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Stock Right, or (c) at the discretion of the Committee, by delivery of the Grantee's personal recourse note bearing interest payable not less frequently than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, or (d) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise, or (e) at the discretion of the Committee, by any combination of (a), (b), (c) and (d) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c), (d) or (e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of a Stock Right shall not have the rights of a shareholder with respect to the shares covered by his Stock Right until the date of issuance of a stock certificate to him for such shares. Except as expressly provided above in paragraph 14 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

16. Term and Amendment of Plan. This Plan was adopted by the Board as of March 28, 2006, subject to approval of the Plan by the stockholders of the Company at the next Meeting of Stockholders or, in lieu thereof, by written consent. The Plan shall expire at the end of the day on May 5, 2016 (except as to Options outstanding on that date). No Stock Rights may be granted under the Plan until the date of stockholder approval of the Plan. The Board may terminate or amend the Plan in any respect at any time, except that (i) the Board may not amend the Plan, without the approval of the stockholders obtained within 12 months before or after the Board adopts a resolution authorizing the amendment, to increase the total number of shares that may be issued under the Plan (except by adjustment pursuant to paragraph 14) or to change the provisions of paragraph 3 regarding eligibility for Options; (ii) the provisions of subparagraph 6(B) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to paragraph 13); and (iii) the expiration date of the Plan may not be extended. Except as otherwise provided in this paragraph 16, in no event may action of the Board or stockholders alter or impair the rights of a Grantee, without his consent, under any Stock Right previously granted to him.

17. Conversion of ISOs into Non-Qualified Options; Termination of ISOs. Subject to subparagraph 14(C), without the prior written consent of the holder of an ISO, the Committee shall not alter the terms of such ISO (including the means of exercising such ISO) if such alteration would constitute a modification (within the meaning of Section 424(h)(3) of the Code). The Committee, at the written request or with the written consent of any Grantee, may in its discretion take such actions as may be necessary to convert such Grantee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Grantee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but shall not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISOs. At the time of such conversion, the Committee (with the consent of the Grantee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with the Plan. Nothing in the Plan shall be deemed to give any Grantee the right to have such Grantee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action. Upon the taking of any such action, the Company shall issue separate certificates to the Grantee with respect to the Options that are Non-Qualified Options and Options that are ISOs.

18. Application Of Funds. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

19. Conditions On Issuance of Shares.

A. Governmental Regulation. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority deemed by the Company’s counsel to be necessary for the lawful authorization, issuance or sale of such shares.

B. Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the applicable requirements of any securities exchange, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company may postpone the issuance and delivery of the certificate(s) representing the Shares for which an Option has been exercised for such period as may be required by the Company to comply with any applicable listing requirement of any securities exchange or any law or regulation applicable to the issuance or delivery of such Shares.

C. Representations and Warranties. As a condition to the exercise of an Option, the person exercising such Option may be required to execute an agreement with and/or make any representation and/or warranty to the Company as may be, in the judgment of counsel to the Company, necessary or appropriate under applicable laws or regulations. Such representations and warranties may include, but not be limited to, a representation and warranty that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.

20. Withholding of Additional Income Taxes. Upon the exercise of a Non-Qualified Option, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph 21), the making of a distribution or other payment with respect to such stock or securities, or the vesting or transfer of restricted Common Stock acquired on the exercise of a Stock Right hereunder, the Company may, in accordance with applicable law, withhold from any property, compensation or other amounts payable to the Grantee any income and/or employment taxes in respect of amounts that constitute compensation includible in gross income, or otherwise treated by federal, state or other applicable law as wages for withholding for income or employment tax purposes. The Committee in its discretion may condition (i) the exercise of an Option, (ii) the grant of an Award, (iii) the making of a Purchase of Common Stock for less than its fair market value, or (iv) the vesting or transferability of restricted Common Stock acquired by exercising a Stock Right, on the Grantee's making satisfactory arrangement for such withholding. Such arrangement may include payment by the Grantee in cash or by check of the amount of the withholding taxes or, at the discretion of the Company, by the Grantee's delivery of previously held shares of Common Stock or the withholding from the shares of Common Stock otherwise deliverable upon exercise of Option shares having an aggregate fair market value equal to the amount of such withholding taxes. The use of any method of payment other than by cash or check in some cases may require or cause additional withholding obligations.

21. Notice to Company of Disqualifying Disposition. By accepting an ISO granted under the Plan, each ISO Grantee thereby agrees to notify the Company in writing immediately after such Grantee makes a Disqualifying Disposition (as described in Section 421, 422, and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan. Generally, a Disqualifying Disposition is any disposition (including any sale) of such Common Stock occurring on or before the later of the date (a) two years after the date the employee was granted the ISO, or (b) one year after the date the employee acquired Common Stock by exercising the ISO.

22. No Exercise of Option if Engagement or Employment Terminated for Cause. Unless otherwise provided in the agreement relating to an Option or Award, if the employment (or other service to the Company) of a Grantee is terminated for "Cause," all Options and Awards held by such Grantee shall be forfeited and shall terminate on the date of such termination, and no Option held by the Grantee shall thereupon be exercisable to any extent whatsoever. "Cause" is conduct, as determined by the Board of Directors, involving one or more of the following: (i) gross misconduct by the Grantee which is materially injurious to the Company; or (ii) the commission by the

Grantee of an act of embezzlement, fraud or deliberate disregard of the rules or policies of the Company which results in material economic loss, damage or injury to the Company; or (iii) the unauthorized disclosure by the Grantee of any trade secret or confidential information of the Company or any third party who has a business relationship with the Company or the violation by the Grantee of any noncompetition covenant or assignment of inventions obligation with the Company; or (iv) the commission by the Grantee of an act which induces any customer or prospective customer of the Company to break a contract with the Company or to decline to do business with the Company; or (v) the conviction of the Grantee of a felony involving any financial impropriety or which would materially interfere with the Grantee’s ability to perform his or her services or otherwise be injurious to the Company; or (vi) the failure of the Grantee to perform in a material respect his or her employment, or engagement, obligations without proper cause; or (v) such other conditions as determined by the Committee and stated in the instrument evidencing an Option or other Stock Right. In making such determination, the Board of Directors shall act fairly and in utmost good faith. For the purposes of this paragraph 22, termination of employment (or other service) shall be deemed to occur when the Grantee receives notice that his employment (or other service) is terminated, and "Company" means the Company and all Related Corporations.

23. Governing Law; Construction. The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of the State of Delaware or the laws of any jurisdiction in which the Company or its successors in interest may be organized. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

ANNUAL MEETING OF STOCKHOLDERS OF

ASTEA INTERNATIONAL INC.

May 5, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]

1. To elect four (4) Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.
2. To approve the 2006 Stock Option Plan.
FOR      AGAINST    ABSTAIN
  [  ]        [  ]        [  ]

3. To ratify the selection of the firm of BDO Seidman, LLP as independent auditors for the fiscal year ending December 31, 2006.
 [  ]        [  ]        [  ]

4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS MAY VOTE IN PERSON EVEN THOUGH THEY HAVE PREVIOUSLY MAILED THIS PROXY.

[ ] FOR ALL NOMINEES [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES [ ] FOR ALL EXCEPT (See instructions below)	NOMINEES: O Zack B. Bergreen O Adrian A. Peters O Thomas J. Reilly, Jr. O Eric Siegel
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

Signature of Stockholder		Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ASTEA INTERNATIONAL INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 5, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Astea International Inc., a Delaware corporation (the "Corporation"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement each dated April 3, 2006 and hereby appoints Zack B. Bergreen and Rick Etskovitz as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at the offices of the Company at 240 Gibraltar Road, Horsham, Pennsylvania 19044, on May 5, 2006 at 10:00 a.m. local time, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, and in their discretion upon any other business that may properly come before the meeting or any adjournment or adjournments thereof:

(Continued and to be signed on the reverse side)